Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Randall H. Morgan
Chief Financial Officer
Crown Andersen Inc.
306 Dividend Drive
Peachtree City, Georgia 30269

Crown Andersen Inc. Announces Preliminary Proposal to Go Private

PEACHTREE CITY, GEORGIA – April 13, 2004—Crown Andersen Inc. (Nasdaq: CRANE), today announced that its Board of Directors has approved a reverse/forward stock split that would have the effect of terminating the Company’s obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. The proposed reverse/forward stock split would consist of a reverse 1-for-500 stock split followed immediately by a forward 500-for-1 stock split. Each shareholder owning less than 500 shares of common stock immediately prior to the reverse split (i.e. less than one share after the reverse split) would, instead of participating in the forward split, receive a cash payment equal to $1.95 per share on a pre-split basis. The completion of the transaction is subject to stockholder approval. The Company incurs substantial costs associated with being a public company, such as accounting and legal fees, which would decrease significantly after the Company deregisters its common shares.

It is anticipated that as a result of the reverse/forward stock split, the Company will have fewer than 300 holders of record of the Company’s common stock, allowing the Company to deregister its common shares with the SEC. Stockholders owning one or more shares of the Company’s common stock following the reverse stock split would not receive any cash payment and would remain stockholders of the Company. Upon termination of the registration of the Company’s common stock with the SEC, the Company does not expect its common stock to be quoted on the Nasdaq Smallcap market.

About Crown Andersen

Crown Andersen Inc., through its subsidiaries, designs, manufactures, sells and installs a wide range of industrial air pollution control and air handling systems, product recovery equipment, and a complete line of medical, chemical and industrial waste treatment equipment and systems.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Crown Andersen cautions readers that results and events subject to forward-looking statements could differ materially from those in the forward-looking statements.

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